Exhibit 99.1

FINISH LINE REVISES SALES AND EARNINGS GUIDANCE FOR FIRST QUARTER AND REMAINDER OF FISCAL YEAR

INDIANAPOLIS— May 18, 2006—The Finish Line, Inc. (NASDAQ:FINL) today announced revised sales and earnings guidance for its first quarter ending May 27, 2006 (“Q1”) and the year ended March 3, 2007 (“Fiscal 07”).

The Company stated that it expects to report consolidated net sales for Q1 in the range of $285 million to $290 million, compared to $291.3 million reported for the first quarter ended May 28, 2005 (“Q1LY”). The Company expects comparable store sales results for Q1 to be in the range of -7% to -9% (negative 7 percent to negative 9 percent). This compares to previous guidance for Q1 of $312 million in consolidated net sales and comparable store sales of -1% to -3% (negative one percent to negative three percent).

The Company is revising Q1 earnings guidance due to the decrease in sales, as well as negative leverage on occupancy costs and selling, general and administrative expenses. The Company’s new guidance for Q1 diluted earnings per share is a range of $.08 to $.10 compared to previous guidance of $.18 to $.20 per diluted share.

Alan H. Cohen, Chairman and CEO stated, “For the quarter we have experienced significant weakness in women’s performance running and our kids’ footwear departments with both down double digits on a comparable store basis. Comparable sales for the quarter decreased 8% in March followed by a 6% decrease in April. May comparable sales are expected to decline 9-11%. Softgood comparable sales for the quarter are expected to decline low single digits.

“We currently anticipate that we will report inventory that is up 4-7% per square foot for the Finish Line stores at the end of Q1 compared to Q1LY. We have reduced our planned opening of Finish Line stores from 50 to 45 for the current fiscal year while our plans for Man Alive and Paiva store openings have not changed.”

Given the slowing footwear sales trend, the Company believes it is prudent to reduce its guidance for the remainder of the year. The following table sets forth the Company’s revised sales and earnings guidance for Fiscal 07:

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	05/27/06	08/26/06	11/25/06	03/03/07	03/03/07

Consolidated Net Sales (in millions)	$285 - $290	$352 - $362	$289 - $298	$444 - $456	$1,370 - $1,406

Comparable Sales	Negative 7-9%	Negative 3-6%	Negative 3-6%	Negative 3-6%	Negative 4-6%

Diluted Earnings (loss) per Share	$.08 - $.10	$.25 - $.28	($.04)-($.07)	$.58 - $.61	$.84 - $.95

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ National Market under the symbol FINL. The Company currently operates 667 Finish Line stores in 48 states and online, 62 Man Alive stores in 15 states and 3 Paiva stores in 3 states and online. To learn more about these brands, visit www.finishline.com , www.manalive.com and www.paiva.com .

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022 ext. 6914
Executive Vice President, CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis